Exhibit 2.5

DESCRIPTION OF THE AMERICAN DEPOSITARY SHARES

The terms of the American Depositary Shares, or ADSs, are contained in the amended and restated deposit agreement dated as of September 21, 2021 among Toyota Motor Corporation, or Toyota, The Bank of New York Mellon, as depositary, and Owners and Holders (as defined below). The principal executive office of the depositary is located at 240 Greenwich Street, New York, New York 10286.

Each ADS represents an ownership interest in ten shares of Toyota’s common stock, which shares are held with a custodian for the depositary, currently Sumitomo Mitsui Banking Corporation. ADSs may be certificated securities evidenced by American Depositary Receipts, or ADRs, or uncertificated securities. Subject to the conditions set forth in “— Limitations on Delivery, Registration of Transfer and Surrender of ADSs”:

•

ADSs evidenced by ADRs, when the ADRs are properly endorsed or accompanied by proper instruments of transfer, will be transferable as certificated registered securities under the laws of the State of New York; and

•	ADSs not evidenced by ADRs will be transferable as uncertificated registered securities under the laws of the State of New York.

The following is a summary of the material provisions of the deposit agreement, and thus it does not contain all information that may be relevant to Owners and Holders. Investors should read the entire deposit agreement (including the form of ADR) for complete information. Toyota has filed a copy of the form of deposit agreement as an exhibit to Toyota’s annual report on Form 20-F, which can be accessed on the SEC’s website (https://www.sec.gov). Capitalized terms used but not defined have the meanings stated in the deposit agreement.

Owners and Holders

“Owner” means the person in whose name ADSs are registered on the books of the depositary maintained for that purpose. “Holder” means any person holding an ADR or a security entitlement or other interest in ADSs, whether for its own account or for the account of another person, but that is not the Owner of that ADR or those ADSs.

The depositary, notwithstanding any notice to the contrary, may treat the Owner of ADSs as the absolute owner thereof for the purpose of determining the person entitled to distribution of dividends or other distributions or to any notice provided for in the deposit agreement and for all other purposes, and neither the depositary nor Toyota will have any obligation or be subject to any liability under the deposit agreement to any Holder of ADSs (but only to the Owner of those ADSs).

Deposit of Shares and Delivery of ADSs

Shares of Toyota common stock, or the “Shares,” deposited with the custodian must be accompanied by documents specified in the deposit agreement. The custodian will hold all deposited Shares for the account of the depositary. Owners and Holders thus have no direct ownership interest in the Shares and are not entitled to the rights of holders of Shares. Owners and Holders only have those rights as are contained in the deposit agreement. The custodian will also hold any additional securities, property and cash received on or in substitution for the deposited Shares. The deposited Shares and any additional items are referred to as deposited securities.

Upon each deposit of Shares, receipt of related delivery documentation and compliance with the other provisions of the deposit agreement, including the payment of all fees, expenses, taxes and governmental charges that may apply, the depositary will deliver to or upon the order of the person or persons entitled thereto the number of ADSs issuable in respect of that deposit. However, the depositary will deliver only whole numbers of ADSs.

Surrender of ADSs and Withdrawal of Deposited Securities

Subject to the terms and conditions of the deposit agreement, Owners are entitled to delivery (to the extent delivery can then be lawfully and practicably be made) of the deposited securities underlying the ADSs upon surrender of ADSs to the depositary with delivery instructions for the deposited securities. In addition, Owners must pay all fees, expenses, taxes and governmental charges that may apply. Upon satisfaction of the applicable requirements, the depositary will direct the custodian to deliver to the surrendering Owner or to or upon the order of the person or persons designated in the delivery instructions, the amount of deposited securities represented by the surrendered ADSs.

Dividends and Other Distributions on Deposited Securities

Toyota may make various types of distributions with respect to the deposited securities. The depositary will take the following actions with respect to such distributions.

Cash

The depositary will convert cash dividends or other cash distributions from foreign currency to U.S. dollars, if this can be done on a reasonable basis, and promptly distribute the amount thus received to the Owners entitled to it.

If the depositary determines that the foreign currency it received is not convertible on a reasonable basis, the depositary may either distribute the foreign currency received to, or hold the foreign currency it cannot convert for the respective accounts of, the Owners entitled to receive them. The depositary will not invest the foreign currency and it will not be liable for interest. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.

The depositary will endeavor to distribute cash in a practicable manner, and may deduct any taxes required to be withheld, its fees, any expenses of converting foreign currency and transferring funds to the United States, and other expenses and adjustments. The depositary will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent.

Shares

In the case of a distribution in Shares, the depositary may execute and deliver additional ADSs to evidence the number of ADSs representing those Shares. Only whole ADSs will be issued. Any Shares that would result in fractional ADSs may be sold and the net proceeds distributed to the Owners entitled thereto. If the depositary does not deliver additional ADSs and Shares or ADSs are not sold, the existing ADSs will also represent the new Shares.

Rights

In the case of a distribution of rights to subscribe for additional Shares or other securities, the depositary may, to the extent deemed by it to be lawful and practical:

•

if requested by Toyota, grant to all or certain Owners rights to instruct the depositary to purchase the securities to which the rights relate and deliver those securities or ADSs representing those securities to Owners;

•	if requested by Toyota, deliver the rights to or to the order of certain Owners; or

•	sell the rights to the extent practicable and distribute the net proceeds of that sale to Owners entitled to those proceeds.

To the extent rights are not exercised, delivered or disposed of as described above, the depositary will permit the rights to lapse unexercised. In that case, you will receive nothing. U.S. securities laws may restrict the ability of the depositary to distribute rights or ADSs or other securities issued on exercise of rights to all or certain Owners, and the securities distributed may be subject to restrictions on transfer.

Toyota has no obligation to file a registration statement under the Securities Act to make any rights available to Owners. Any sale or lapse of rights may reduce Owners’ equity interest in Toyota.

Other Distributions

In the case of a distribution of securities or property other than those described above, the depositary will distribute such securities or property to the Owners entitled to them in any manner it deems equitable and practicable. If the depositary believes that such distribution cannot be made proportionately among the Owners entitled thereto or it deems such distribution not to be lawful and feasible, it may adopt such other method as it may deem equitable and practicable for effecting the distribution, including selling such securities or property and distributing any net proceeds as cash to the Owners entitled thereto.

The depositary may choose any practicable method of distribution for any specific Owner, including the distribution of foreign currency, securities or property, or it may retain such items on behalf of the Owner as deposited securities. This means that you may not receive the distributions we make on our Shares or any value for them if it is illegal or impractical for us to make them available to you. Further, there can be no assurance that the depositary will be able to convert any currency at a specified exchange rate or sell any property, rights, Shares or other securities at a specified price, nor that any of those transactions can be completed within a specified time period.

Record Date

The depositary may fix a record date for determining the Owners who will be entitled to receive distributions, receive notices, or act on other matters. This record date will be as near as practicable to the corresponding record date set by Toyota with respect to Shares.

Voting of Deposited Shares

After receiving voting materials from Toyota and if Toyota requests, the depositary will notify the Owners of any shareholders’ meeting. This notice will describe how the Owner may instruct the depositary to exercise the voting rights for the Shares represented by the Owner’s ADSs. If the depositary receives instructions from an Owner of ADSs on or before a date set by the depositary, the depositary will endeavor to the extent practicable to vote the amount of Shares represented by those ADSs in accordance with such instructions. If the depositary does not receive instructions from an Owner with respect to a matter and an amount of ADSs of that Owner on or before the date established by the depositary for that purpose, the depositary will deem that Owner to have instructed the depositary to give a discretionary proxy to a person designated by Toyota to vote the number of Shares represented by that amount of ADSs as to that matter. However, no such instruction will be deemed given and no such discretionary proxy will be given with respect to any matter unless Toyota provides written confirmation to the depositary that (x) it wishes such a proxy to be given, (y) it reasonably does not know of any substantial opposition to the matter, and (z) the proposal is not materially adverse to the interests of shareholders.

It is possible that Owners will not have the opportunity to cause the voting rights pertaining to the Shares represented by their ADSs to be exercised according to their preferences. The depositary will not itself exercise any voting discretion. Furthermore, neither the depositary nor its agents are responsible for any failure to carry out any voting instructions with respect to deposited securities, for the manner in which any vote is cast or for the effect of any vote. This means that there may be nothing you can do if the Shares represented by your ADSs are not voted as you requested.

Notices and Reports

If Toyota takes or decides to take (i) certain corporate actions, such as making cash or other distributions, or granting rights, on deposited securities, setting a record date for a vote or redeeming, replacing or cancelling deposited securities, or (ii) an action that effects or will effect a change of the name or legal structure of Toyota, or that effects or will effect a change to the Shares, Toyota may request that the depositary disseminate, as promptly as practicable at Toyota’s expense, related notices, reports and communications to all Owners or otherwise make them available to Owners in a manner that Toyota specifies as substantially equivalent to the manner in which those communications are made available to holders of Shares and compliant with the requirements of any securities exchange on which the ADSs are at such time listed.

Inspection of Transfer Books

The depositary will keep a register of all Owners and outstanding ADSs, which will be open for inspection by Owners at the depositary’s office, but only for the purpose of communicating with Owners regarding Toyota’s business or a matter related to the deposit agreement or the ADSs.

Disclosure of Interests

When required in order to comply with applicable laws and regulations or its articles of incorporation, Toyota may from time to time request each Owner and Holder to provide to the depositary, and each Owner and Holder agrees to provide and consents to the disclosure of, information relating to:

•	the capacity in which it holds ADSs;

•	the identity of any Holders or other persons or entities then or previously interested in those ADSs and the nature of those interests; and

•	any other matter where disclosure of such matter is required for that compliance.

Tender and Exchange Offers; Redemption, Replacement or Cancellation of Deposited Securities

The depositary will not tender deposited securities in any voluntary tender or exchange offer unless instructed to do so by an Owner surrendering ADSs and subject to any conditions or procedures the depositary may establish.

If deposited securities are redeemed for cash in a transaction that is mandatory and binding on the depositary as a holder of deposited securities, the depositary will call for surrender of a corresponding number of ADSs on a pro rata basis and distribute the net redemption money to the Owners of called ADSs upon surrender of those ADSs.

If there is any change in the deposited securities such as a subdivision, combination or other reclassification, or any merger, consolidation, recapitalization or reorganization affecting Toyota in which the depositary receives new securities or other property in exchange for or in lieu of the old deposited securities (a “replacement”), the depositary will hold such new securities or other property as deposited securities under the deposit agreement. However, if the depositary decides it would not be lawful or practical to hold such new deposited securities because those new deposited securities could not be distributed to Owners or for any other reason, the depositary may instead sell the new deposited securities and distribute the net proceeds upon surrender of the ADSs.

If there is a replacement and the depositary will continue to hold the new deposited securities, the depositary may call for the surrender of outstanding ADRs to be exchanged for new ADRs specifically describing the new deposited securities and the number of new deposited securities represented by each ADS. If the number of Shares represented by each ADS decreases as a result of a replacement, the depositary may call for surrender of the ADSs to be exchanged for a lesser number of ADSs and may sell ADSs to the extent necessary to avoid distributing fractions of ADSs in that exchange and distribute the net proceeds of that sale to the Owners entitled to them.

Amendment and Termination of Deposit Agreement

Toyota and the depositary may jointly amend the deposit agreement, and by so doing, the rights of Owners. The Owners must be given at least 30 days’ notice of any amendment that imposes or increases any fees or charges (except for taxes and other charges specifically payable by Owners under the deposit agreement), or that would otherwise prejudice any substantial existing right of Owners. Every Owner and Holder, at the time any amendment so becomes effective, will be deemed, by continuing to hold ADSs or any interest therein, to consent and agree to that amendment and to be bound by the deposit agreement as amended thereby. No amendment may impair any Owner’s right to surrender ADSs and receive delivery of the deposited securities represented by them, except to comply with requirements of law.

Toyota may initiate termination of the deposit agreement by notice to the depositary. The depositary may initiate termination of the deposit agreement if (i) 60 days have expired after it delivered to Toyota a resignation notice and a successor depositary has not accepted its appointment, or (ii) certain events have occurred, such as certain insolvency events relating to Toyota, certain delisting events relating to the Shares or ADSs, distributions that represent a return of substantially all the value of the deposited securities, there being no deposited securities, or the deposited securities becoming become apparently worthless. If termination of the deposit agreement is initiated, the depositary will terminate the deposit agreement by providing at least 90 days’ prior notice to all Owners.

At any time after the termination date, the depositary may sell the deposited securities then held and hold the net proceeds from those sales, uninvested, unsegregated and without liability for interest, for the pro rata benefit of the Owners of ADSs that remain outstanding. After making the sale, the depositary will have no obligations except to account for those proceeds and other cash and as described in the following sentence. After the termination date, the depositary will continue to receive distributions on deposited securities (that have not been sold), may sell rights and other property as provided in the deposit agreement, and deliver deposited securities (or sale proceeds) upon surrender of ADSs (after payment or upon deduction of fees, expenses, taxes and governmental charges) to Owners who surrender their ADSs.

After the termination date:

•	the depositary will not accept deposits of Shares or deliver ADSs;

•	the depositary may refuse to accept surrenders of ADSs for the purpose of withdrawal of deposited securities (that have not been sold);

•	the depositary will not be required to deliver cash proceeds of the sale of deposited securities until all deposited securities have been sold; and

•

the depositary may discontinue the registration of transfers of ADSs and suspend the distribution of dividends and other distributions on deposited securities to the Owners and need not give any further notices or perform any further acts under the deposit agreement except as provided therein.

Limitations on Delivery, Registration of Transfer and Surrender of ADSs

The depositary or the custodian may refuse to:

•	deliver, register a transfer, or accept a surrender of ADSs;

•	effect a split-up or combination of ADRs; or

•	permit the withdrawal of deposited securities (unless the deposit agreement provides otherwise),

until the depositor of Shares or the presenter of the ADR or instruction for registration of transfer or surrender of ADSs not evidenced by an ADR has:

•	paid all fees, expenses, taxes and governmental charges as required in the deposit agreement;

•	provided the depositary or custodian with any information it may deem necessary or proper, including without limitation, proof of identity and the genuineness of any signature; and

•	complied with all regulations that the depositary may establish under the deposit agreement.

The depositary may refuse to accept deposits of Shares for delivery of ADSs or to register transfers of ADSs whenever it or Toyota considers it necessary or advisable to do so.

The depositary may refuse surrenders of ADSs for the purpose of withdrawal of deposited securities, but only for:

•

temporary delays caused by closing of the depositary’s register or the register of holders of Shares maintained by Toyota or the Foreign Registrar, or the deposit of Shares, in connection with voting at a shareholders’ meeting or the payment of dividends;

•	the payment of fees, taxes and similar charges;

•	compliance with any U.S. or foreign laws or governmental regulations relating to the ADSs or to the withdrawal of the deposited securities; or

•	any other reason that, at the time, is permitted under paragraph I(A)(1) of the general instructions to Form F-6 under the Securities Act of 1933 or any successor to that provision.

Limitation on Liability

The deposit agreement expressly limits the obligations and liability of the depositary, Toyota and its and Toyota’s respective agents. The depositary and Toyota will not be liable:

•

if they are prevented or hindered in performing any obligations by circumstances beyond their control, including, without limitation, requirements of law, the terms of the deposited securities and acts of God;

•	for exercising or failing to exercise discretion under the deposit agreement;

•	if they perform their obligations without negligence or bad faith;

•	for any action or non-action based on advice or information from legal counsel, accountants, any person presenting Shares for deposit, any Owner, or other competent person;

•

for the inability of any Owner or Holder to benefit from any distribution, offering, right or other benefit that is made available to holders of deposited securities but is not, under the terms of the deposit agreement, made available to Owners or Holders; or

•	for any special, consequential or punitive damages for any breach of the terms of the deposit agreement.

The deposit agreement also provides that the depositary and Toyota have no obligation to become involved in any action, suit or other proceeding in respect of any deposited securities or in respect of the ADSs on behalf of any Owner or Holder or any other person.

Toyota and the depositary assume no obligation nor will they be subject to any liability under the deposit agreement to any Owner or Holder, except that each agrees to perform its obligations specifically set forth in the deposit agreement without negligence or bad faith. The depositary is not a fiduciary and does not owe a fiduciary duty to Owners or Holders.

Liability of Owners for Taxes

Owners must pay any tax or other governmental charge payable by the custodian or the depositary on any ADS or deposited security, or in connection with tender offers, exchange offers and certain other transactions relating to the deposited securities. If an Owner owes any tax or other governmental charge, the depositary may (1) withhold any dividends or other distributions or the proceeds thereof, or (2) sell deposited securities and deduct the amount owing from the net proceeds of that sale. In either case the Owner remains liable for any shortfall. If any tax or governmental charge is required to be withheld on any non-cash distribution, the depositary may sell the distributed property or securities to pay those taxes and distribute any remaining net proceeds to the Owner entitled thereto.

Direct Registration System

In the deposit agreement, all parties to the deposit agreement acknowledge that the Direct Registration System, also referred to as DRS, and the Profile Modification System, also referred to as Profile, will apply to the ADSs. DRS is a system administered by The Depository Trust Company, or DTC, that facilitates interchange between registered holding of uncertificated securities and holding of security entitlements in those securities through DTC and a DTC participant. Profile is a required feature of DRS that allows a DTC participant, claiming to act on behalf of an Owner of ADSs, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the Owner to register that transfer.

In connection with DRS/Profile, the parties to the deposit agreement acknowledge that the depositary will not determine whether the DTC participant that is claiming to be acting on behalf of an Owner in requesting a registration of transfer and delivery as described in the paragraph above has the actual authority to act on behalf of the Owner (notwithstanding any requirements under the Uniform Commercial Code). In the deposit agreement, the parties agree that the depositary’s reliance on and compliance with instructions received by the depositary through the DRS/Profile system and in accordance with the deposit agreement will not constitute negligence or bad faith on the part of the depositary.

Governing Law

The deposit agreement is governed by the laws of the State of New York.